Exhibit 99.1

Contacts:

Dana Coffield	Al Palombo
Gran Tierra Energy Inc.	Cameron Associates
President & Chief Executive Officer	Investor Relations
(800) 916-4873	(212) 245-8800 Ext. 209
info@grantierra.com	al@cameronassoc.com

GRAN TIERRA ENERGY REPORTS THIRD QUARTER 2007 RESULTS OF OPERATIONS

Company Delivers 49% Increase in Revenues Over Prior Year Quarter and Achieves Profitability

CALGARY, Alberta, November 8, 2007, Gran Tierra Energy Inc. (OTCBB: GTRE.OB) a company focused on oil exploration and production in South America, today announced the financial results of operations for the third quarter ended September 30, 2007.

Total revenue for the quarter was $8.0 million as compared to $5.4 million for same quarter of 2006. Net income for the quarter amounted to $1.1 million or $0.01 per share as compared to a net loss of $0.07 million or $(0.00) per share for the comparable quarter of 2006.

For the nine month period ended September 30, 2007 the company reported total revenue of $16.3 million as compared to $8.6 million for same period in 2006. Net loss for the period amounted to $10.6 million or $(0.11) per share as compared to a net loss of $1.9 million or $(0.03) per share for the comparable period of 2006.

The company reported cash and cash equivalents of $8.0 million at the end of the third quarter of 2007 as compared to $24.1 million at December 31, 2006. Total working capital reported at the end of the quarter increased 30% over the previous quarter to $9.3 million and compares to $14.3 million at December 31, 2006. Shareholders’ equity was reported at $74 million as compared to $76.2 million at December 31, 2006. The company reported no outstanding long-term debt.

Commenting on the results of the quarter, Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy Inc., stated, “We are extremely delighted with the results of this quarter. Gran Tierra Energy is beginning to see the impact of our exploration successes in the first half of 2007. Production from our recent oil discovery at Costayaco-1 in Colombia has been initiated and is now being reflected in our earnings. Plans for 2008 are now being made to increase our production capacity for both the Costayaco and Juanambu oil discoveries in Colombia. We expect the contribution from these discoveries to positively impact our results going forward.”

For the third quarter of 2007, the company reported oil and condensate production of 1,526 barrels per day, net after royalty, as compared to 1,043 for the same quarter of 2006. For the nine month period ended September 30, 2007 the company reported oil and condensate production of 1,270 barrels per day, net after royalty, as compared to 570 barrels per day for the comparable period of 2006.

The company has working interests in 19 exploration and production contracts in Argentina, Colombia, and Peru, encompassing approximately 6.5 million acres of land. Gran Tierra Energy operates 18 of these blocks, bringing its net acreage position to approximately 5.8 million acres.

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Conference Call Information:

Gran Tierra Energy Inc. will hold a conference call to review its third quarter results on Thursday, November 8, 2007 at 11:00 a.m. Eastern Time. The call will be hosted by Dana Coffield, President and Chief Executive Officer. Interested parties may access the conference call by dialing (800) 561-2813 (domestic) or (617) 614-3529 (international), pass code # 48159097.

The call will also be available via web cast at www.grantierra.com, http://www.streetevents.com, http://www.fulldisclosure.com and will be available on the Gran Tierra website until the next earnings conference call.

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call and will be available until 11:59 p.m. on November 15, 2007, by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) using confirmation pass code 88448496. An audio replay of the call will also be available on Gran Tierra Energy’s web site, www.grantierra.com, until the next earnings call.

About Gran Tierra Energy Inc.
Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated and traded in the United States and operating in South America. The company holds interests in producing and prospective properties in Argentina, Colombia and Peru. To date, the company has pursued a strategy that focuses on establishing a portfolio of producing properties, development and exploration opportunities, through selective acquisitions, to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or 1-800-916-GTRE (4873).

Forward Looking Statements
The statements in this press release regarding Gran Tierra Energy’s intention to increase its production capacity for the Costayaco and Juanambu oil discoveries in Colombia and its expectation that the contribution from these discoveries will positively impact its results going forward are “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934. Although these forward-looking statements reflects the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, in the case of these forward-looking statements: unexpected delays in production due to equipment failure or other unforeseen reasons; unforeseen events, such as unexpected difficulties in drilling or unexpected discoveries, may cause Gran Tierra Energy to reallocate resources, which may delay production and/or alter the mix of development drilling and exploration drilling in Gran Tierra Energy’s portfolio; and unexpected costs may decrease funds available to carry out drilling and production plans, which could delay or prevent production and/or development. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Gran Tierra Energy assumes no obligation to update these forward-looking statements to reflect any event or circumstance that may arise after the date of this release, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures, including the risk factors, made by Gran Tierra Energy in its reports filed with the Securities and Exchange Commission, in particular its quarterly report on Form 10-Q filed on August 14, 2007, which attempt to advise interested parties of the risks and factors that may affect Gran Tierra Energy's business. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Gran Tierra Energy's actual results may vary materially from those expected or projected.

Financial Tables to Follow

Gran Tierra Energy Inc.
Condensed Consolidated Statement of Operations and Accumulated Deficit (unaudited)
Stated in US dollars

	Three Months Ended September 30,		Nine Months ended September 30,
	2007	2006	2007	2006

REVENUE AND OTHER INCOME
Oil sales	$7,992,648	$5,221,226	$15,892,368	$8,293,620
Natural gas sales	-	(1,918)	35,494	65,301
Interest and other	46,082	175,641	377,432	195,816
	8,038,730	5,394,949	16,305,294	8,554,737
EXPENSES
Operating	2,613,474	1,259,888	6,719,453	2,702,507
Depletion, depreciation and accretion	1,848,954	1,449,694	6,549,852	2,324,158
General and administrative	2,964,865	1,506,439	7,583,721	3,998,196
Liquidated damages	-	261,182	7,366,949	261,182
Derivative financial instruments	116,596	-	793,580	-
Foreign exchange (gain) loss	(85,637)	273,684	(91,772)	277,526
	7,458,252	4,750,887	28,921,783	9,563,569

INCOME(LOSS) BEFORE INCOME TAX	580,478	644,062	(12,616,489)	(1,008,832)
Income tax expense (recovery)	(511,219)	710,417	(1,985,918)	848,200
NET INCOME (LOSS)	$1,091,697	$(66,355)	$(10,630,571)	$(1,857,032)

ACCUMULATED DEFICIT, beginning of period	(19,765,652)	(4,010,357)	(8,043,384)	(2,219,680)
ACCUMULATED DEFICIT, end of period	$(18,673,955)	$(4,076,712)	$(18,673,955)	$(4,076,712)

NET INCOME (LOSS) PER COMMON SHARE - BASIC AND DILUTED	$0.01	$(0.00)	$(0.11)	$(0.03)
Weighted average common shares outstanding - basic	94,683,878	95,455,759	95,112,226	63,043,998
Weighted average common shares outstanding - diluted	107,597,185	95,455,759	95,112,226	63,043,998

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheet (Unaudited)
Stated in US dollars
	September 30, 2007	December 31, 2006
ASSETS
Current assets
Cash and cash equivalents	$8,048,401	$24,100,780
Restricted cash	-	2,291,360
Accounts receivable	11,562,103	5,089,561
Taxes receivable	3,048,850	404,120
Inventory	605,092	811,991
Prepaids	204,703	676,524
Total Current Assets	23,469,149	33,374,336
Oil and gas properties, using the full cost method of accounting
Proved	41,510,680	37,760,230
Unproved	18,130,875	18,333,054
Total Oil and Gas Properties	59,641,555	56,093,284
Other assets	649,450	614,104
Total Property, Plant and Equipment	60,291,005	56,707,388
Long term assets
Deferred tax asset	1,557,138	444,324
Long term investment and other	1,554,053	379,678
Goodwill	15,005,083	15,005,083
Total Long Term Assets	18,116,274	15,829,085
Total Assets	$101,876,428	$105,910,809
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,852,043	$6,729,839
Accrued liabilities	3,856,998	9,199,820
Liquidated damages	-	1,527,988
Current taxes payable	1,446,928	1,642,045
Total Current Liabilities	14,155,969	19,099,692
Long term liabilities	2,066,081	412,929
Deferred tax liability	10,500,817	9,875,657
Derivative financial instruments	793,580	-
Asset retirement obligation	388,108	327,752
Total Long Term Liabilities	13,748,586	10,616,338
Shareholders' equity
Common shares	94,898	95,455
(80,111,276 common shares and 14,787,303 exchangeable shares, par value $0.001 per share, issued and outstanding)
(2006 common and exchangeable shares respectively 78,789,104 and 16,666,661)
Additional paid in capital	71,805,151	71,311,155
Warrants	20,745,779	12,831,553
Accumulated deficit	(18,673,955)	(8,043,384)
Total Shareholders' Equity	73,971,873	76,194,779
Total Liabilities and Shareholders' Equity	$101,876,428	$105,910,809